Exhibit 99.1

              MDI, Inc. Completes Acquisition of Advanced
     Security Link; Combined Company to Deliver Cutting Edge and
 Comprehensive Video Data Capture, Transport, Storage and Maintenance
            into a Single, Reliable and Scalable Platform

    SAN ANTONIO--(BUSINESS WIRE)--Jan. 6, 2006--MDI, Inc. (NASDAQ:MDII) today announced the completion of its acquisition of Advanced Security Link ("ASL") of Costa Mesa, California.
    The combination of MDI and ASL creates one of the world's most innovative remote video transmission and data storage companies bringing together some of the industry's strongest remote video surveillance and digital video recording (DVR) technology. The move accelerates MDI's strategic initiative to advance its line of video products and its SAFEnet(R) system and provides the company the opportunity to combine its newest patented technology into its security and video data platforms.

    ASL Technology

    Tim Rohrbach, Vice President - Technology for MDI, explained the benefits to MDI of acquiring the ASL technology. "Over the last year, we have redesigned our video platform to accommodate the upgraded SAFEnet(R) system to be compatible with industry standard data recording systems and data transport protocols. The Company has used the technology disclosed in its United States Patent No. 6,580,951, entitled 'Communications Distribution Apparatus and Method,' awarded June 17, 2003, to increase the efficiency and reliability of the SAFEnet(R) network. In the process, the video data capture capabilities of the Company have greatly expanded from even one year ago to be both scalable and affordable. The energy of the Company has been closely focused on video data capture and transmission, but not yet toward large scale data storage and maintenance. By acquiring ASL, we immediately obtained a system that stores, manages and distributes video data across local or enterprise scale networks. Because the ASL DVR utilizes modular plug-ins, our customers will now be able to (i) record transaction data and video simultaneously, (ii) add time and attendance to their DVR, and (iii) scale their system by adding cameras without replacing video capture hardware. This can be done through one simple-to-use interface that connects sites, enterprise wide. In our press release of December 26, we announced the award to MDI of United States Patent No. 6,892,246, entitled 'Computer System and Method for Storing Video Data,' awarded May 10, 2005, which gives the Company control over technology that greatly expands the data storage capacity of a DVR system. Combined with the state of the art DVR systems now made by ASL, the Company will be at the leading edge of video data storage as well as video data capture and transmission," said Mr. Rohrbach.

    Financial Impact

    "ASL, with an annual revenue run rate of approximately $1.5 million, brings to MDI a technology that is highly complementary to ours. It provides for a long-term source of business opportunity leads and a new revenue stream. Because of this acquisition, which is accretive to MDI's earnings per share, MDI should experience an increase in revenue and improved financial performance for 2006," said
J. Collier Sparks, CEO and President of MDI.
    "We believe both companies will benefit greatly from our combination with MDI," said Mitchell Phan, President of ASL. "Our employees have a strong entrepreneurial spirit and a history over the last 15 years of adapting to new market opportunities. I am confident that ASL's employees will enjoy being a part of the MDI team, as will I."
    This week, the Company will begin executing the planned integration of the two companies' operations, networks and customer care organizations to ensure a smooth and immediate value for customers, partners and investors.
    Under the terms of the agreement, MDI acquired all of the business assets, customer and distribution base and intellectual property of ASL for a purchase price of 2,000,000 shares of MDI common stock.

    About Advanced Security Link

    Founded in 1991, Advanced Security Link (ASL) designs and manufactures technologically advanced video transmission and management systems that allow organizations of all sizes to link, network, and control local and remote Video Surveillance Management while integrating energy, cost and safety controls. ASL provides solutions for a targeted base of clients in key verticals which include Universal Bank, Exxon, Circle K, UPS, Hilton, GTE, U.S Postal Service, U.S. Customs, Walgreens, Hallmark, Amtrak and Arizona State University. For more information on ASL, please visit www.advancedsecuritylink.com.

    About MDI, Inc.

    For over 25 years, MDI (NASDAQ: MDII) has been protecting its clients' people, facilities and assets by manufacturing advanced integrated security software and video surveillance solutions that can be comprehensively managed across an enterprise from a central point of command and control. The MDI product family currently protects over 8 million alarm points across the globe for many of the world's most recognized organizations including Microsoft, MBNA Worldwide, John Deere, Pepsi, FBI, US Secret Service, Fidelity Investments, Bureau of Engraving & Printing, Southwestern Bell, Department of Defense, IRS, NASA, Disney, Smithsonian Institution and MIT to name a few. For more information on MDI Security Systems including its award-winning SAFEnet (R) , iTRUST (R) , ViewPoint(TM) and NTEGRITY(TM) product lines, please visit www.mdisecure.com.

    Forward-Looking and Cautionary Statements

    This press release contains certain forward-looking statements. Investors are cautioned that certain statements in this release are "forward-looking statements" and involve both known and unknown risks, uncertainties and other factors. Such uncertainties include, among others, certain risks associated with the operation of the company described above. The Company's actual results could differ materially from expected results.



    CONTACT: MDI, Inc.
             Investor Relations Contact:
             Richard A. Larsen, 210-582-2664
             or
             Media Contact:
             Michael M. Garcia, 210-477-5400
             www.mdisecure.com